Exhibit 10.4
AMENDMENT NO. 1 TO
ADVISORY AGREEMENT
     This AMENDMENT NO. 1 TO ADVISORY AGREEMENT (this “Amendment”) is made this 21st day of January, 2009, by and among Shopoff Properties Trust, Inc., a Maryland corporation (the “Company”), Shopoff Partners, L.P., a Delaware limited partnership (the “Operating Partnership”), and Shopoff Advisors, L.P., a Delaware limited partnership (the “Advisor”).
RECITALS:
     WHEREAS, the Company, the Operating Partnership, and the Advisor are parties to that certain Advisory Agreement, dated as of August 29, 2007 (the “Advisory Agreement”), pursuant to which the Advisor provides advice and assistance to the Company and the Operating Partnership in the operation of the Company as a real estate investment trust;
     WHEREAS, it is the intent parties that the Company reimburse the Advisor for reasonable Acquisition Expenses incurred in connection with the sourcing, selection, evaluation and acquisition of, and investment in Real Estate Assets or Real Estate Related Investments, whether or not such properties are acquired or investments are made;
     WHEREAS, the Advisory Agreement contains a limitation on the maximum percentage of the contract price constituting Acquisition Expenses that may be reimbursed to the Advisor and the parties believe that it is in the best interests of the Company to permit the Advisor to incur the reasonable expenses necessary to conduct adequate due diligence of all properties considered for acquisition;
     WHEREAS, the parties believe it is in the best interests of the Company to amend the Advisory Agreement to delete Section 10(a)(ii), which provides for the limitation on Acquisition Expenses, and to correct a clerical error in the Advisory Agreement;
     WHEREAS, capitalized terms not otherwise defined herein shall have the meaning given to them in the Advisory Agreement.
     NOW, THEREFORE, in consideration of the premises, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows.
     1.      Amendment.
     1.1      Section 10(a)(ii) of the Advisory Agreement is hereby deleted in its entirety and replaced with the following:
     “(ii) subject to Section 10(a)(xvi), all reasonable Acquisition Expenses incurred in connection with the investigation, selection and acquisition of a Real Estate Asset or a Real Estate Related Investment;”
     1.2      As a typographical correction, the following text is hereby removed as the last clause of Section 10(a)(ii) and is hereby added as Section 10(a)(xvii) of the Advisory Agreement:
     “(xvii) the actual out-of-pocket cost of goods and services used by the Company and obtained from entities not affiliated with the Advisor including brokerage and other fees paid in connection with the purchase, operation and sale of Real Estate Assets.”
     2.      Effect of Amendment. Except as expressly amended by this Amendment, the terms of the Advisory Agreement remain in full force and effect. In the event of any conflict or inconsistency between the provisions of the Advisory Agreement and the provisions of this Amendment, the provisions of this Amendment shall control.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

SHOPOFF PROPERTIES TRUST, INC.
By:	/s/ William A. Shopoff
	Name:	William A. Shopoff
	Title:	President and Chief Executive Officer

SHOPOFF ADVISORS, L.P.
By:	/s/ William A. Shopoff
	Name:	William A. Shopoff
	Title:	President and Chief Executive Officer

SHOPOFF PARTNERS, L.P.
By:	/s/ William A. Shopoff
	Name:	William A. Shopoff
	Title:	President and Chief Executive Officer